Exhibit (d)(5)

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

NON-COMPETITION AND NON-SOLICITATION AGREEMENT, dated as of February 13, 2002 (this “Agreement”), by and between Richard W. Clark (“Covenantor”) and DCPI Investco, Inc., a Delaware corporation (“Parent”).

WITNESSETH:

WHEREAS, Parent has entered into an Agreement and Plan of Merger, dated as of February 13, 2002 (the “Merger Agreement”), with Capital Communications CDPQ Inc., a Quebec corporation (“CDPQ”), DCPI Mergerco, Inc., a Delaware corporation (“Merger Sub”), and dick clark productions, inc., a Delaware corporation (“Mulholland”), pursuant to which Merger Sub will be merged with and into Mulholland (the “Merger”), with Mulholland as the surviving company (the “Surviving Company”);

WHEREAS, in executing the Merger Agreement, Parent, CDPQ and Merger Sub consider Mulholland’s goodwill to be a valuable asset and an essential inducement to the Merger;

WHEREAS, Parent and Covenantor agree that Covenantor could substantially dilute the value of such goodwill by competing with the Company (as defined below);

WHEREAS, Covenantor has agreed to accept certain restrictions as set forth in this Agreement and in the Employment Agreement, dated as of February 13, 2002 (the “Employment Agreement”), by and among Covenantor, Mulholland and Parent, in order to induce Parent, CDPQ and the Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby;

WHEREAS, Covenantor’s execution of this Agreement is a condition precedent to consummation of the Merger under Section 7.1(e) of the Merger Agreement;

WHEREAS, Covenantor is the controlling stockholder of Mulholland and is selling or converting into shares of Parent common stock, par value $0.001, all of his shares of stock in Mulholland in exchange for valuable consideration; and

WHEREAS, Covenantor is executing this Agreement in his capacity as a selling stockholder of Mulholland and not as an employee.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, in the Merger Agreement, and in the Employment Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    General.    Capitalized terms used herein but not defined in this Agreement shall have the meanings given to such terms in the Merger Agreement. As used herein, “Company” shall mean (i) prior to the Merger, Mulholland and its subsidiaries, and (ii) from and after the Merger, Parent and its subsidiaries, including, without limitation, the Surviving Company.

2.    Non-Competition and Non-Solicitation.    As an inducement to Parent, CDPQ and the Merger Sub to consummate the transactions contemplated by the Merger Agreement, except as otherwise provided for herein, Covenantor hereby covenants and agrees that during the period (the “Non-Competition Period”) from the date hereof through the later of (i) the fifth anniversary of the date hereof, or (ii) the first anniversary of the date of termination of Covenantor’s employment with the Company in accordance with the Employment Agreement, he will not, as a stockholder, director, officer, agent, broker, partner, individual proprietor, lender, consultant, independent contractor, member or in association with any other Person or otherwise, except on behalf of the Company, directly or indirectly, and regardless of his continuing to be employed by the Company or the reason for his ceasing to be employed by the Company:

(a)  engage in or have a financial interest in any other business or enterprise which is competitive with any of the businesses engaged in by the Company anywhere in the United States of America or elsewhere in the world at the time of the termination of the Covenantor’s employment with the Company, except that Covenantor may (i) engage in activities otherwise permitted pursuant to Section 1(b) of the Employment Agreement, whether or not competitive with the Company; (ii) hold not more than 5% of the outstanding securities of any class of any publicly held company; and (iii) hold passively not more than the lesser of (x) $1,000,000 of indebtedness for borrowed money or (y) 5% of the consolidated indebtedness for borrowed money, of any one person or entity that does not have the words “Richard Clark” or “Dick Clark” as part of its name or d/b/a; provided that this Section 2(a) shall not prohibit the Executive from holding more than 5% of the outstanding securities of any class of capital stock of Parent;

(b)  attempt in any manner to persuade or cause any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such client was originally established in whole or in part through Covenantor’s efforts; or

(c)  except for any personal assistants to the Covenantor, solicit for employment anyone who is then or at any time during the preceding twelve months was an employee of or exclusive consultant to the Company, or persuade or attempt to persuade any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by the Covenantor or any other Person; or

(d)  except as permitted under Section 1(b) of the Employment Agreement, render to or for any client any services of the type which are rendered by the Company in the normal course of its operations.

Notwithstanding anything set forth herein, if Covenantor’s employment with the Company is terminated Without Cause (as defined in the Employment Agreement), the Non-Competition Period and the restrictions set forth in this Section 2 shall immediately terminate.

As used herein, “client” shall mean (i) any Person that is a client of the Company at the time of the termination of Covenantor’s employment, or if Covenantor’s employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the “Determination Date”); (ii) any Person that was a client of the Company at any time during the one-year period immediately preceding the Determination Date; and (iii) any prospective client to whom the Company made a new business presentation (or similar offering of services) at any time within six months after Covenantor’s employment with the Company terminated (but only if initial discussions between the Company and such prospective client relating to the rendering of services occurred prior to the Determination Date, and only if Covenantor participated in or supervised such discussions or the preparation thereof). For purposes of this Agreement, it is agreed that a general mailing or an incidental contact shall not be deemed a “new business presentation or similar offering of services” or a “discussion.” In addition, if the client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a “Client Group”), the term “client” as used herein shall also include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision- making authority or significant influence with respect to contracting for services of the type rendered by the Company.

3.    Acknowledgments.

(a)  Covenantor acknowledges (i) that his position and employment with Parent result from the transactions contemplated by the Merger Agreement; (ii) that the business and the industry in which the Company competes is highly competitive; (iii) that as a key executive of the Company he has participated in and will continue to participate in the servicing of current clients and/or the solicitation of prospective clients, through which, among other things, Covenantor has obtained and will continue to obtain knowledge of the “know-how” and business practices of the Company, in which matters the Company have a substantial proprietary interest; (iv) that his employment with the Company requires the performance of services which are of a special, unique, extraordinary and intellectual in character, and his position with the Company places him in a position of confidence and trust with the clients and employees of the Company; and (v) that his rendering of services to the clients of the Company necessarily requires the disclosure to Covenantor of, and the Company will so disclose to Covenantor, Confidential Information (as defined in Section 4) of the Company. In the course of Covenantor’s employment with the Company, Covenantor has developed and will continue to develop a personal relationship with the clients of the Company and a knowledge of those clients’ affairs and requirements, and the relationship of the Company with each of its clients will therefore be placed in Covenantor’s hands in confidence and trust. Covenantor consequently agrees that it is a legitimate interest of Parent and reasonable and necessary for the protection of the confidential information, goodwill and business of the Company, which is valuable to the Company, that Covenantor make the covenants contained herein and that Parent would not have entered into the Merger Agreement unless the covenants set forth in this Agreement were agreed to by Covenantor.

(b)  The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of Section 2 above are fair and reasonable and are reasonably required to protect and maintain the proprietary interests of the Company described above, other legitimate business interests of the Company and the goodwill associated with the business of the Company, including without limitation, the business acquired pursuant to the Merger Agreement, (ii) that the business of the Company extends throughout the United States and elsewhere in the world and (iii) that the time, scope, geographic area and other provisions of Section 2 above have been specifically negotiated by sophisticated commercial parties, represented by legal counsel, and are given as an integral part of the transactions contemplated by the Merger Agreement. It is further understood and agreed that the clients of the Company may be serviced from any location and accordingly it is reasonable that the covenants set forth herein are not limited by narrow geographic area but generally by the location of such clients and potential clients. Covenantor specifically acknowledges that his being restricted from servicing clients to the extent provided for in this Agreement will not prevent him from being employed or earning a livelihood in the type of business conducted by the Company. In the event that any covenant contained in this Agreement shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (x) such covenant shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. The existence of any claim or cause of action which Covenantor may have against the Company shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement and shall be pursued through separate action in a court or other tribunal by Covenantor.

4.    Confidentiality Agreement.    As an additional inducement to Parent, CDPQ and the Merger Sub to consummate the transactions contemplated by the Merger Agreement, Covenantor hereby covenants and agrees that in the course of Covenantor’s employment with the Company he will acquire and have access to the confidential or proprietary information about the Company, including, but not limited to, trade secrets, technical data, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts of the Company, marketing and/or creative policies and ideas, advertising campaigns, media plans and budgets, and financial or business projections of the Company (collectively, “Confidential Information”). Covenantor is aware that the Confidential Information is not readily available to the public and accordingly, Covenantor agrees that he will not at any time disclose to anyone (other than his counsel in the course of a dispute arising from the alleged disclosure of Confidential Information or as required by law) any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties. Covenantor agrees that the foregoing restrictions shall apply whether or not any such information is marked “confidential.” The term “Confidential Information” does not include information which (i) becomes generally available to the public other than by breach of this provision; (ii) Covenantor learns from a third party who is not under an obligation of confidence to the Company or (iii) which is known by the Covenantor through his years of experience in the entertainment industry and not specifically related to the Mulholland Business (as defined in the Stockholders Agreement, dated as of even date herewith, by and among Covenantor, Parent, Mulholland, CDPQ, Mosaic Media Group, Inc., a Delaware corporation, Jules Haimovitz, an individual, Francis C. La Maina, an individual, and Henry D. Winterstern, an individual). In the event that Covenantor becomes legally required to disclose any Confidential Information, he will use reasonable efforts to provide Parent with prompt notice thereof so that Parent may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this paragraph 4 to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that Parent waives compliance with the provisions of this paragraph 4 to permit a particular disclosure, Covenantor will furnish only that portion of the confidential information which he is legally required to disclose and, at Parent’s sole cost and expense, as applicable, will cooperate with the efforts of Parent to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Covenantor further agrees that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the “material”) made available to him by the Company during his employment with the Company (whether or not the material contains confidential information) or compiled by him during his employment with the Company for use in connection with the Company’s business shall be the property of the Company, and shall be promptly delivered to the Company on the termination of Covenantor’s employment with the Company or at any other time upon request of the Company. Except as required by the terms of Covenantor’s employment with the Company, Covenantor agrees that he will not make or retain copies or excerpts of the material.

5.    Name and Likeness.    Covenantor hereby agrees to be bound by the terms and provisions of Section 8 of the Employment Agreement, which terms and provisions are incorporated herein by this reference, and such provisions shall be deemed to survive the termination or expiration of this Agreement, regardless of the reason therefor.

6.    Specific Performance.    Covenantor acknowledges that a breach of the covenants contained in this Agreement will cause Parent irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Covenantor agrees that Parent shall, in addition to all other available remedies (including, without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to specific performance and injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

7.    Assignment.    This Agreement is not assignable by either party, except that it shall be assignable by the Company in connection with any merger or consolidation of the Company, or another transaction in which all or substantially all of the Company’s assets or stock are transferred; provided such successor assumes all of the duties and obligations of the Company hereunder. Covenantor’s obligations under this Agreement are personal to Covenantor, and Covenantor shall not have the right to delegate or otherwise transfer his obligations hereunder. This Agreement shall inure to the benefit of the successors, assigns, heirs, estate and legal representatives of the parties hereto.

8.    Governing Law.    This Agreement, and all issues or matters related to this Agreement, shall be governed by, enforced under, and construed in accordance with the laws of the State of California without regard to any conflicts or conflict of laws principles in the State of California that would result in the application of the law of any other jurisdiction.

9.    Severability.    In the event any provision of this Agreement is found to be void and unenforceable by a court or other tribunal of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties hereto with the same effect as though the void or unenforceable part had been severed and deleted or reformed to be enforceable. Each of the covenants and agreements contained in this Agreement (collectively, the “Protective Covenants”) is separate, distinct and severable not only from each other Protective Covenant but also from the other and remaining provisions of this Agreement between Parent and Covenantor and shall be construed as agreements independent of any other agreement between Parent and Covenantor. All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived). The existence of any claim, demand, action or cause of action of Covenantor against Parent or the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Parent of each Protective Covenant. The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Agreement.

10.    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.    Modification.    This Agreement may not be changed orally, but only by an agreement in writing signed by Parent and Covenantor.

12.    Termination.    This Agreement shall automatically terminate and be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms.

[Signature Page Follows]

AGREED TO AND ACCEPTED:

DCPI INVESTCO, INC.

By:	/s/ PIERRE BELANGER	By:	/s/ ROBERT COTE
	Pierre Belanger President		Robert Cote Vice President

By:	/S/ RICHARD W. CLARK
Richard W. Clark

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